UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported): December 20, 2010

EPOCH HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-9728	20-1938886
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

640 Fifth Avenue, New York, NY	10019
Address of principal executive offices	Zip Code

Registrant's telephone number, including area code: (212) 303-7200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company renewed its employment agreement with William W. Priest, the Company’s Chief Executive Officer. In connection with such, the Company and Mr. Priest executed an Amended and Restated Employment Agreement (“Employment Agreement”) on December 20, 2010 which Employment Agreement shall be effective as of January 1, 2011. The material terms of the Employment Agreement are as follows:

Term:
Two (2) years with automatic two (2) year renewals thereafter. Each of the Company and Mr. Priest shall have the option not to renew the term of the Employment Agreement within forty-five (45) days of the end of the term or renewal term as then in effect.

Base Salary:	$375,000 per annum minimum.

Bonus:	Mr. Priest shall be entitled to receive cash and equity bonus compensation in accordance with the Company’s bonus and incentive compensation plans then in effect.

Severance Payments:
In the event of a termination by the Company with cause (as defined in the Employment Agreement), Mr. Priest would be entitled to receive any unpaid base salary, any accrued but unused vacation pay and any unpaid bonus, in each case through the date of termination.

In the event of a termination by the Company without cause or by Mr. Priest for good reason (each as defined in the Employment Agreement), Mr. Priest would be entitled to receive (i) any accrued benefits and unpaid bonus, (ii) a lump sum payment equal to one (1) times Mr. Priest’s annual base salary plus one (1) times his average bonus; and (iii) the pro rata annual bonus incentive based upon the twelve (12) month results and performance of the Company through and including the calendar quarter in which Mr. Priest was terminated.

In the event of a voluntary resignation or the death or disability (as defined in the Employment Agreement) of Mr. Priest, Mr. Priest (or his estate, as the case may be) would be entitled to receive (i) any accrued benefits and unpaid bonus, (ii) a lump sum payment equal to the remaining base salary through the end of the calendar year of termination; and (iii) the pro rata annual bonus incentive based upon the twelve (12) month results and performance of the Company through and including the calendar quarter in which Mr. Priest was terminated.

In the event of a termination by the Company without cause or by Mr. Priest for good reason, in each case upon a change of control (each as defined in the Employment Agreement), Mr. Priest would be entitled to receive (i) any accrued benefits and unpaid bonus, (ii) a lump sum payment equal to two (2) times Mr. Priest’s annual base salary plus two (2) times his average bonus; and (iii) the pro rata annual bonus incentive based upon the twelve (12) month results and performance of the Company through and including the calendar quarter in which Mr. Priest was terminated.

Restrictive Covenants:
In addition to the restrictive covenants set forth in the Stockholders Agreement dated June 2, 2004, Mr. Priest has agreed not to compete or solicit (each as defined in the Employment Agreement) during the term or renewal term then in effect. In addition, such non-competition and non-solicitation periods set forth in the Employment Agreement shall be extended for an additional one (1) year period after termination of Mr. Priest by the Company for cause or termination by Mr. Priest without good reason.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

10.1	Amended and Restated Employment Agreement by and between Epoch Holding Corporation and William W. Priest, dated as of December 20, 2010 and effective as of January 1, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EPOCH HOLDING CORPORATION

By:	/s/ Adam Borak
Name: Adam Borak Title: Chief Financial Officer

Date: December 20, 2010